Exhibit 99.7

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 16, 2012

Thank you Bill, and good morning everyone.

My comments relate primarily to the fourth quarter of 2011. We will file our form 10-K later today. For the fourth quarter of 2011, Trinity reported earnings of 70 cents per common diluted share. This compares to 22 cents per common diluted share in the fourth quarter of 2010.

Revenues for the fourth quarter of 2011 increased 48% to $942 million compared to $636 million of revenues in the same quarter last year, resulting from a higher level of railcar and tank barge deliveries, continued growth in our railcar leasing operations, and an increased level of railcar sales from the leasing portfolio.

Trinity’s operating profit increased 72% during the fourth quarter to $139 million, and our EBITDA increased to $188 million from $122 million in the same quarter of 2010. The reconciliation of EBITDA was provided in our press release yesterday.

The results for the fourth quarter of 2011 include a pre-tax gain of $17 million, or $0.14 per common diluted share, related to the final settlement for the disposition of insured property, plant and equipment damaged by a flood at Trinity’s Missouri barge manufacturing facility last May. The insurance claim related to the flood is now closed. As we mentioned on our last conference call, our earnings guidance for the fourth quarter did not include this gain.

Our fourth quarter 2010 results included a pre-tax charge of $6 million, or $0.04 per common diluted share, related to the redemption of the Company’s senior notes.

For the total year 2011, our revenues increased 43% to $3.1 billion compared to $2.2 billion in 2010. Our earnings per common diluted share in 2011 were $1.77 compared to $0.85 in 2010. Our operating profit was $425 million in 2011 compared to $304 million in 2010, and our EBITDA totaled $616 million compared to $488 million in 2010. Full-year 2011 results included a cumulative pre-tax gain of $15.5 million, or $0.12 per common diluted share, related to the floods. On a full-year basis, one-time items reported in 2010 were not meaningful to results.

The Rail Group recorded revenues of $453 million in the fourth quarter, a 121% increase over the same quarter in 2010 on the strength of 5,105 railcar deliveries compared to 2,230 deliveries a year ago. The increase in deliveries reflects strong growth in demand during the last year and TrinityRail’s successful ramp up of production capacity to meet that demand. The Rail Group’s operating profit for the quarter increased to $34 million compared to $9 million a year ago due to higher volume and operating leverage. For the total year 2011, our Rail Group delivered 14,065 railcars and generated revenue of $1.3 billion compared to deliveries of 4,750 railcars and revenues of $522 million in 2010.

During the fourth quarter, the Leasing Group reported revenues of $157 million and an operating profit of $76 million, including $18 million of gains from railcar sales from the leasing portfolio. This compares to revenues of $119 million and an operating profit of $57 million during the fourth quarter last year, including $2 million of gains from railcar sales. We mentioned on our last earnings conference call that selling railcars from the leasing portfolio is a common industry practice that is driven by market demand. Our lease fleet has grown to a size that enables us to pursue these opportunities when they align with our strategic goals for the portfolio, which include maximizing returns, diversifying the lease fleet, and managing our investment levels.

As we mentioned in our earnings release yesterday, and detail in our 10-K that will be filed today, during the fourth quarter we adopted an emerging industry practice for recognizing revenue from the sale of railcars from the lease fleet. For railcars owned by the leasing business for one year or less at the time of sale, sales are recognized on a gross basis as part of leasing revenues and cost of revenues. For the fourth quarter 2011, revenues included $29 million of car sales of this type. For railcars owned by the leasing business for more than one year at the time of sale, sales are recognized as net gains or losses from the disposal of long-term assets. Proceeds from car sales of this type totaled $43 million in the fourth quarter 2011 and are reported on the statement of cash flows in our 10K. Prior year balances have been reclassified to conform to this policy, the details of which will be made available in our 10-K. The adoption of this policy does not change operating profit in the current period or prior periods.

Our Inland Barge Group had another good quarter as it fully recovered from the flood of our Missouri facility. Reported revenues were $150 million for the fourth quarter compared to $127 million in the same quarter last year. The Group’s operating profit, excluding one-time flood-related items in both periods, was $23 million compared to $18 million in the same quarter last year.

The Energy Equipment Group incurred an operating loss of $900,000 in the fourth quarter on revenues of $125 million. This compares to an operating profit of $5 million on revenues of $108 million last year. Revenues for the fourth quarter of this year increased compared to the same period last year as a result of higher shipments of tank containers and tank heads, partially offset by lower volumes of wind towers. The loss resulted from transition issues arising from changes in product mix in our wind towers business, as well as competitive pricing on wind towers. Last month, we filed litigation against a customer in our wind towers business for breach of contract resulting from their failure to comply with their multi-year obligations. We are unable to provide further comment at this time on that topic due to the ongoing litigation.

The Construction Products Group recorded fourth quarter revenues of $142 million and an operating profit of $11 million. This compares to revenues of $129 million and an operating profit of $7 million in the fourth quarter of 2010. This Group has continued to perform well in a challenging construction environment. The Group has made significant progress realigning its portfolio through a series of strategic acquisitions in the highway products space and asset repositioning within the concrete and aggregates business to align with demand.

In summary, this year’s fourth quarter results from our core operations, which exclude the gain from the flood settlement, are a substantial improvement over the same period last year.

At year-end, our balance of unrestricted cash totaled $351 million. When combined with available capacity under our corporate revolver and Trinity’s leasing warehouse facility, we had more than $850 million of available liquidity at the end of the year which positions us to capitalize on business opportunities as they arise.

I will now discuss our forward-looking guidance.

For the first quarter of 2012, we expect earnings per common diluted share for the Company to be between 43 and 48 cents. For the full year, we expect earnings per common diluted share of between $2.35 and $2.55.

We anticipate that the Rail Group will report revenues of between $460 and $480 million during the first quarter with an operating margin of between 7% and 9%. We expect our railcar manufacturing companies to deliver railcars to our leasing company that will result in an elimination of between $120 and $140 million in consolidated revenues and between 9 and 10 cents of earnings per share in the first quarter. For the full year, we expect our net leasing capital expenditures to be between $300 and $350 million.

Included in our guidance for the first quarter is approximately 3 to 4 cents per share of gains from the sale of railcars from our lease fleet. Our annual guidance includes approximately 10 to 12 cents per share from car sale gains. Again, the level of railcar sale activity from the lease portfolio is difficult to accurately project given the opportunistic nature of the transactions and uncertainty about precise timing. The change in accounting policy does not impact the level of profit we have assumed in this guidance.

Inland Barge revenues are expected to be between $160 and $170 million in the first quarter with an operating margin in the range of 13% to 15%.

As Antonio mentioned, our Energy Equipment Group continues to conduct discussions with wind tower customers about mutually acceptable contract modifications. Our wind tower business is also focused on enhancing its ability to transition efficiently between wind tower models when customers’ product needs change. We are making progress in these areas, and we expect to see improvement in the Energy Equipment results within the next few quarters. However, we remain unable to provide detailed financial guidance until we have more clarity about the exact timing of these business developments.

We will continue to evaluate market conditions as we deploy capital to promote the growth of our businesses. Our current plan calls for an investment of $100 to $125 million of capital expenditures in our manufacturing businesses during 2012.

Our results for the first quarter and full-year of 2012 will depend on a number of factors, including: the level of operating leverage we achieve as our rail businesses operate at a relatively steady level of production; the impact of product mix changes in the wind towers business; additional prospective sales of railcars from the leasing portfolio; the amount of profit eliminations due to railcar additions to our Leasing Group; the impact of weather conditions on our Construction Products businesses; and the outcome of pending litigation in our wind towers business.

Our operator will now prepare us for the question and answer session.

— Q&A Session—